Exhibit 10.4

TORCHLIGHT ENERGY RESOURCES, INC.

STOCK OPTION AGREEMENT

Date of Grant: July 15, 2020

THIS GRANT, dated as of the date of grant first stated above (the “Date of Grant”), is delivered by Torchlight Energy Resources, Inc. (the “Company”) to Roger Wurtele (the “Grantee”), who is an employee, officer or director of the Company or one of its subsidiaries (the Company is sometimes referred to herein as the “Employer”).

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) on July 15, 2020, granted to the Grantee the right to purchase shares of Common Stock of the Company, par value $.001 per share (the “Stock”), in accordance with the Torchlight Energy Resources, Inc. Amended and Restated 2015 Stock Option Plan (the “2015 Stock Option Plan”) and the terms and provisions hereof.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Grant of Nonqualified Stock Option.

Subject to the terms and conditions hereinafter set forth, the Company, with the approval and at the direction of the Committee, hereby grants to the Grantee, as of the Date of Grant, an option to purchase a total of up to 750,000 shares of Stock, including (i) up to 375,000 shares of Stock at a price of $0.50 per share and (ii) up to 375,000 shares of Stock at a price of $1.00 per share. Such option is hereinafter referred to as the “Option” and the shares of stock purchasable upon exercise of the Option are hereinafter sometimes referred to as the “Option Shares.”

2.	Vesting.

This Option shall vest as to the total number of shares covered by the Option upon either (a) the closing of a Change of Control (as defined in Section 8(c) of the Grantee’s Employment Agreement) occurring prior to July 15, 2021, or (b) the Company entering into a letter of intent with a third party prior to July 15, 2021 that contemplates a Change of Control, and the Change of Control transaction closes with that third party (or an affiliate(s) of that third party) at a date not later than July 15, 2022; subject, however, to acceleration and earlier vesting of all of the Options in the event of (i) the termination of employment by the Grantee for “good reason” as defined in the Grantee’s Employment Agreement or (ii) a determination of the Committee, at its discretion. In the event of the death or disability of the Grantee prior to vesting or if the Company terminates Grantee’s employment for reasons other than for “Cause” (as defined in Grantee’s Employment Agreement) prior to vesting, the Option will still vest upon the occurrence of the events described under clauses (a) or (b) above.

3.	Termination of Option.

(a)	The Option and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void on (i) July 15, 2025, if and only if the Option vests under section 2 of this Stock Option Agreement, or (ii) July 15, 2021, if the Option does not vest under section 2 of this Stock Option Agreement, subject to the occurrence of the events contemplated under clause (b) of section 2 above whereby the Option would not terminate until July 15, 2022 (the “Option Term”). The Option Term will not be subject to early termination under sections 5(g) and 5(i) of the 2015 Stock Option Plan with respect to death or disability.

(b)	In the event of the death of the Grantee, the Option may be exercised by the Grantee’s legal representative(s), but only to the extent that the Option would otherwise have been exercisable by the Grantee as set forth herein.

(c)	If the Committee finds by a majority vote after full consideration of the facts that a Grantee, before or after termination of his employment with the Company or an Affiliate for any reason (i) committed or engaged in fraud, embezzlement, theft, commission of a felony, or proven dishonesty in the course of his employment by the Company or any subsidiary or affiliate of the Company, which conduct damaged the Company or subsidiary or affiliate, or disclosed trade secrets of the Company its subsidiary or its affiliate, or (ii) participated, engaged in or had a material, financial or other interest, whether as an employee, officer, director, consultant, contractor, shareholder, owner, or otherwise, in any commercial endeavor anywhere which is competitive with the business of the Company or a subsidiary or Affiliate without the written consent of the Company, the Grantee shall forfeit any and all outstanding rights under the Option. Clause (ii) shall not be deemed to have been violated solely by reason of the Grantee’s ownership of stock or securities of any publicly owned corporation, if that ownership does not result in effective control of the corporation.

The decision of the Committee as to the cause of an Employee’s discharge, the damage done to the Company or a subsidiary or an affiliate, and the extent of an Grantee’s competitive activity shall be final. No decision of the Committee, however, shall affect the finality of the discharge of the Employee by the Company.

4.	Exercise of Options.

(a)	The Grantee may exercise the Option with respect to all or any part of the number of Option Shares then exercisable hereunder by giving the Secretary of the Company written notice of intent to exercise. The notice of exercise shall specify the number of Option Shares as to which the Option is to be exercised and the date of exercise thereof. A partial exercise of an Option will not affect the Grantee’s right to exercise the Option from time to time in accordance with this Agreement as to the remaining Shares subject to the Option.

(b)	Full payment (in U.S. dollars) by the Grantee of the option price for the Option Shares purchased shall be made on the exercise date specified in the notice of exercise by certified or cashier’s check or money order.

On the exercise date specified in the Grantee’s notice or as soon thereafter as is practicable, but not to exceed ten (10) business days, the Company shall cause to be delivered to the Grantee, a certificate or certificates for the Option Shares then being purchased (out of theretofore unissued Stock or reacquired Stock, as the Company may elect) upon full payment for such Option Shares.

(c)	The date specified in the Grantee’s notice as the date of exercise shall be deemed the date of exercise of the Option, provided that payment in full for the Option Shares to be purchased upon such exercise shall have been received by such date.

5.	Adjustment of and Changes in Stock of the Company.

In the event of a reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of capital stock of the Company, the Committee shall make such adjustment in the number and kind of shares of Stock subject to the Option or in the option price, as contemplated by the 2015 Stock Option Plan; provided, however, that no such adjustment shall give the Grantee any additional benefits under the Option or diminish any existing benefits of the Grantee under the Option.

6.	No Rights of Stockholders.

Neither the Grantee nor any personal representative shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any shares of Stock purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date of exercise of the Option.

7.	Non-Transferability of Option.

During the Grantee’s lifetime, the Option hereunder shall be exercisable only by the Grantee or any guardian or legal representative of the Grantee, and the Option shall not be transferable except, (i) in case of the death of the Grantee, by will or the laws of descent and distribution, or (ii) to a family member, or to a trust in which family members have more than 50% of the beneficial interest, to a foundation into which the family members (or the employee) control the management of the assets, and any other entity in which these persons (or the employee) own more than 50% of the voting interest and, in each case, will be subject to all of the provisions hereof. The Option may not be subject to attachment, execution or other similar process. In the event of (a) any attempt by the Grantee to alienate, assign, pledge, hypothecate or otherwise dispose of the Option, except as provided for herein, or (b) the levy of any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Grantee and it shall thereupon become null and void and of no value to any such party.

8.	Notice.

Any notice to the Company provided for in this instrument shall be addressed to it in care of its Secretary at its executive offices at Torchlight Energy Resources, Inc., and any notice to the Grantee shall be addressed to the Grantee at the current address shown on the records of the Company. Any notice shall be deemed to be duly given if (i) hand delivered, (ii) sent by recognized overnight delivery service or (iii) properly addressed and posted by registered or certified mail, postage prepaid.

9.	Governing Law.

The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the law of the State of Nevada, except to the extent preempted by federal law, which shall to the extent govern.

10.	Capitalized Terms.

Unless defined in this Stock Option Agreement, capitalized terms used herein shall have the meanings set forth in the 2015 Stock Option Plan.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Stock Option Agreement, effective as of the Date of Grant.

TORCHLIGHT ENERGY RESOURCES, INC.

By: John A. Brda
Title: CEO